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                                                                     Exhibit 2.1
                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is entered into as of August 18, 1997 by and between DSSI Corporation, a Pennsylvania corporation (the "Company"), and Michael J. Blumenfeld ("MJB") and Adam Blumenfeld ("Adam"). MJB and Adam are collectively referred to herein as the "Purchaser".

                                   BACKGROUND

         Purchaser, on the terms and subject to the conditions of this Agreement, desires to purchase from the Company, and the Company desires to issue and sell to Purchaser, an aggregate of 10,000,000 shares of the Company's common stock, $.01 par value per share (the "Company Common Stock"), for an aggregate purchase price of $2,000,000.

         Therefore, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which all parties mutually acknowledge, the Company and Purchaser hereby agree as follows:

                                   ARTICLE I
                      THE PURCHASE AND SALE OF THE SHARES

         1.01 Purchase and Sale of the Shares. At the Closing (as defined below), and subject to the terms and conditions set forth in this Agreement, Purchaser will purchase from the Company, and the Company will issue and sell to Purchaser, 10,000,000 shares of the Company Common Stock (the "Shares"), free and clear of any liens, encumbrances, pledges, restrictive agreements, or adverse claims of any nature. The Shares will be purchased by MJB and Adam in accordance with Schedule 1.01 hereto.

         1.02 Purchase Price. The aggregate purchase price for the Shares will be $2,000,000 (the "Purchase Price") in immediately available funds.

                                   ARTICLE II
                                  THE CLOSING

         2.01 Closing; Closing Date. Unless this Agreement has been terminated pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article V, the issuance and sale of the Shares contemplated by this Agreement (the "Closing") will take place at the offices of the Company on September 2, 1997 (provided, that the conditions set forth in Article V have been satisfied or waived at or prior to such time) or as soon as practicable (but not later than five business days) after satisfaction of the conditions set forth in Article V, or at such time, date, and place as the Company and Purchaser agree. The date on which the Closing takes place is referred to as the "Closing Date".

         2.02 Deliveries by Purchaser. Purchaser will deliver or cause to be delivered the following at Closing, and it will be a condition to the Company's obligations under this Agreement that all of the following be delivered at Closing:

         (a) A wire transfer for the Purchase Price in immediately available funds to the account established for the benefit of the Company, titled "DSSI Corporation d/b/a Collegiate Pacific Inc.", at BankOne Texas, N.A. in Dallas, Texas.

         (b) Such other documents and instruments as may be necessary to carry out the transactions contemplated by this Agreement.
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         2.03    Deliveries by the Company.  The Company will deliver or cause to be delivered the following at Closing, and it will be a condition to Purchaser's obligations under this Agreement that all of the following be delivered at Closing:

         (a) A certificate or certificates representing the Shares, in such denominations and registered in such names as Purchaser shall request at least two days prior to the Closing Date.

         (b) Opinion of counsel for the Company, substantially in the form of Exhibit A.

         (c) A certificate of the secretary of the Company, substantially in the form of Exhibit B.

         (d) A closing certificate executed by an officer of the Company, substantially in the form of Exhibit C.

         (e) Such other documents and instruments as may be necessary to carry out the transactions contemplated by this Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser that the statements in this Article III are true and correct as of the date of this Agreement.

         3.01 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, the business, operations, financial condition, results of operations, assets, or liabilities of the Company.

         3.02 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are required to authorize the transactions contemplated hereby. This Agreement constitutes a legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

         3.03    Capitalization.

         (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of the Company Common Stock, of which 4,446,017 are issued and outstanding, and (ii) 2,000 shares of Class "A" Preferred Stock, $.01 par value per share, none of which are issued and outstanding. At Closing, in addition to the issuance and sale of the Shares to Purchaser, the Company will issue and sell 1,500,000 shares of the Company Common Stock, at a purchase price of $.20 per share, to persons other than Purchaser.

                 The Company has reserved 500,000 shares of the Company Common Stock for issuance under the Company's 1994 Stock Option Plan under which options to purchase 345,000 shares are outstanding. The Company has issued and outstanding warrants to purchase an aggregate of 408,998 shares of the Company Common Stock. Except for shares reserved for issuance under
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                 the 1994 Stock Option Plan and for the outstanding warrants, no other shares of capital stock of the Company are reserved for any purpose. Each of the outstanding shares of capital stock of the Company is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights.

         (b)     Except as provided in this Agreement or as set forth in
                 Schedule 3.03(b), there are no options, warrants, or other rights, agreements, or commitments of any nature to which the Company is a party or by which it is bound relating to the issued or unissued capital stock or other securities of the Company or obligating the Company to grant, issue, or sell any shares of its capital stock or other securities. Except as set forth in Schedule 3.03(b), there are no agreements, arrangements, or commitments of any nature pursuant to which any person or entity is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company.

         (c) There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem, or otherwise acquire any shares of the Company Common Stock or other capital stock or securities of the Company; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of any person or entity.

         3.04 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

         3.05 No Conflict. The execution, delivery, and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of the Company; (ii) constitute a violation of any provision of any federal, state, local, or foreign law binding upon or applicable to the Company; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under, or result in the creation or imposition of any lien, claim, or encumbrance on any assets of the Company under, any contract to which the Company is a party or any permit, license, or similar right relating to the Company or by which the Company may be bound or affected.

         3.06 Valid Issuance of Stock. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration provided for herein, will be duly and validly issued, fully paid and nonassessable.

         3.07 Governmental Consents. Except as provided in Section 5.01(f) and Section 5.01(g), no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

         3.08 Litigation. There is no claim, action, suit, litigation, proceeding, arbitration, or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company, or relating to this Agreement or the transactions contemplated by this Agreement, including, without limitation, any claims for indemnification raised by Casco Standards, Inc. against the Company pursuant to the Purchase and Sale Agreement dated March 14, 1997. The Company is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or continuing investigation by, any governmental entity, or any judgment, order, writ, injunction, decree, or award of any governmental entity or arbitrator.

         3.09 Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, and orders necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted (collectively, the

"Company Permits"), and there is no action, proceeding, or investigation pending or threatened regarding suspension or cancellation of any of the Company Permits.

         3.10 Compliance with Law and Charter Documents. The Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws, both as amended to date. The Company has complied and is in compliance in all material respects with all applicable statutes, laws, regulations, and executive orders of the United States of America and all states, foreign counties, and over governmental bodies and agencies having jurisdiction over the Company's business or properties.

         3.11 Registration Rights. The Company is not currently subject to any grant or agreement to grant to any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the United States Securities and Exchange Commission ("SEC") or any other governmental authority.

         3.12 Title to Property and Assets. Except as set forth on Schedule 3.12, the Company does not own any real property and does not have any assets. With respect to the property and assets it leases, the Company is, except as set forth in Schedule 3.12, in compliance with such leases in all material respects.

         3.13 Material Contracts. The Company has no (a) agreement, contract, or other arrangement, whether written or oral, providing for the payment by the Company of $25,000 or more or (b) other agreement, contract, or other arrangement that is material to the business of the Company.

         3.14    SEC Documents.

         (a) The Company has furnished to Purchaser copies of the Company's Annual Report on Form 10-KSB for the year ended June 30, 1996, the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, and the Company's Proxy Statement for the Annual Meeting of the Shareholders dated May 23, 1997 (collectively, the "SEC Documents"). Each of the SEC Documents, as of the respective date thereof, did not, and each of the registration statements, reports, and proxy statements filed by the Company with the SEC after the date thereof and prior to the Closing will not, as of the date thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Company is not a party to any material contract, agreement, or other arrangement which was required to have been filed as an exhibit to the SEC Documents that is not so filed.

         (b) The SEC Documents include the Company's audited financial statements (the "Audited Financial Statements") for the year ended June 30, 1996 and its unaudited financial statements as of and for the nine-month period ended March 31, 1997 (the "Balance Sheet Date"). Since the Balance Sheet Date, the Company has duly filed with the SEC all registration statements, reports, and proxy statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"). The audited and unaudited financial statements of the Company included in the SEC Documents filed prior to the date hereof fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as at the date thereof and the results of their operations and cash flows for the periods then ended (subject to normal year and audit adjustments in the case of unaudited interim financial statements).

         (c) Except as and to the extent reflected or reserved against in the Company's unaudited financial statements for the nine-month period ending March 31, 1997 (including the notes thereto), the Company has no liabilities (whether accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or
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                 determinable) other than: (i) liabilities incurred in the
                 ordinary course of business since the Balance Sheet Date, and
                 (ii) liabilities with respect to agreements listed in Schedule 3.14(c).

         3.15    Employees; Employee Benefits.

         (a)     The Company has no employees other than those listed on
                 Schedule 3.15(a). The Company has not received any notice, and has no knowledge of any threatened labor or civil rights dispute, controversy, or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any present or former employee or group of employees of the Company.

         (b) Except as set forth on Schedule 3.15(b), the Company does not maintain, sponsor, contribute to, or provide any benefits under (i) any "employee benefit plan" (as defined in the Employee Retirement Income Security Act of 1974, as amended);
                 (ii) any plan or policy providing for any "fringe benefits";
                 (iii) any bonus, incentive, compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or other similar plan; or
                 (iv) any agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated) ((i) through (iv) are collectively referred to as "Employee Plans"). There is no claim pending arising out of or related to any Employee Plan by any person or entity (including any governmental entity) against the Company nor is any such claim threatened. The Company has no continuing liability or other obligations arising under any previously terminated or transferred Employee Plans.

         3.16    Tax Matters.

         (a) The Company has filed on a timely basis all Tax Returns required to have been filed by it and has paid on a timely basis all Taxes required to be shown thereon as due. All such Tax Returns are true, complete, and correct in all material respects. No director, officer, or employee of the Company having responsibility for Tax matters has reason to believe that any Taxing authority has valid grounds to claim or assess any additional Tax with respect to the Company in excess of the amounts shown in the financial statements delivered to Purchaser for the periods covered thereby. As used in this Agreement, (l) "Taxes" means (x) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (y) any liability for payment of amounts described in clause (x) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period, or otherwise through operation of law, and (z) any liability for the payment of amounts described in clauses (x) or (y) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes; and the term "Tax" means any one of the foregoing Taxes; and (2) "Tax Returns" means all returns, reports, forms, or other information required to be filed with respect to any Tax.

         (b) With respect to all amounts in respect of Taxes imposed upon the Company or for which the Company is or could be liable, whether to Taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), and with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Company to taxing authorities or others have been paid.
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         (c)     The Company has not received notice that the Internal Revenue
                 Service or any other Taxing authority has asserted against the Company any deficiency or claim for additional Taxes in connection with any Tax Return, and no issues have been raised (and are currently pending) by any taxing authority in connection with any Tax Return. The Company has not received notice that it is or may be subject to Tax in a jurisdiction in which it has not filed or does not currently file Tax Returns.

         3.17 Indebtedness. The Company has no outstanding indebtedness that the Company has directly or indirectly created, incurred, assumed, or guaranteed.

         3.18    Environmental Matters.

         (a) During the period that the Company has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases, or threatened releases of Hazardous Materials (as defined below) on, from, or under such properties or facilities in violation of applicable law. The Company has no knowledge of any presence, disposals, releases, or threatened releases of Hazardous Materials on, from, or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities in violation of applicable law. For purposes of this Agreement, the terms "disposal", "release", and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this
                 Section 3.17, "Hazardous Materials" shall mean any hazardous or toxic substance, material, or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance", "pollutant", "contaminant", "toxic chemical", "hazardous material", "toxic substance", or "hazardous chemical" under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; or (6) regulations promulgated under any of the above statutes.

         (b) None of the Company's properties or facilities is in violation of any federal, state, or local law, ordinance, regulation, or order relating to industrial hygiene or to the environmental conditions on, under, or about such properties or facilities, including, but not limited to, soil and ground water conditions. During the time that the Company has owned or leased its properties and facilities, neither the Company nor, to the Company's knowledge, any third party, has used, generated, manufactured, or stored on, under, or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in violation of applicable law.

         (c) During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought or threatened against the Company, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release, or threatened release of any Hazardous Materials on, from, or under any of such properties or facilities.

         (d) During the period that the Company has owned or leased its properties and facilities, no Hazardous Materials have been transported from such properties or facilities to any site or facility now listed on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority in violation of applicable law.

         3.19 Full Disclosure. The representations and warranties contained in this Agreement, as modified or qualified by the Schedules, are true and complete in all material respects and do not omit to state any materiel fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Company that the statements in this Article IV are true and correct as of the date of this Agreement.

         4.01 Investment Intent. Purchaser is acquiring the Shares for his own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act.

         4.02 Restricted Securities. Purchaser understands that the Shares constitute "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold, pledged, or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available.

         4.03 Accredited Investor. Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

         4.04 Restrictive Legend. Purchaser understands that each certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend that may now or hereafter be required by applicable state law):

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

         4.05 No Non-Competition Obligation. Purchaser is not a party to any agreement, whether with Sports Supply Group, Inc. or any other entity, pursuant to which he has agreed not to compete with such entity or pursuant to which the transactions contemplated by this Agreement would be prohibited or limited in any material manner.

                                   ARTICLE V
                               CLOSING CONDITIONS

         5.01 Conditions to Purchaser's Obligations at Closing. The obligations of Purchaser to purchase the Shares and the other transactions contemplated by this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

         (a) Each of the representations and warranties of the Company contained in this Agreement must be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

         (b) The Company must have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and will have obtained all approvals, consents, and qualifications necessary to complete the purchase and sale of the Shares.

         (c) Each of the required items set forth in Section 2.03 must have been executed and delivered.

         (d) The Company's Board of Directors shall have taken such actions so that, immediately after the Closing, the Board of Directors shall consist of one designee of the existing Board of Directors with the remaining members to consist of persons designated by Purchaser (which shall in any event never be less than two members of the Company's Board of Directors).

         (e) The Company's Board of Directors must have taken all steps required by the Pennsylvania Business Corporation Law to propose and adopt an amendment to the Company's Articles of Incorporation changing the name of the Company from "DSSI Corporation" to "Collegiate Pacific Inc.", which shall be conditioned upon and effective at Closing.

         (f)     The Company shall have complied with its obligations under
                 Section 14(f) of the Exchange Act.

         (g) The Company must have taken all steps required by applicable law, including the filing of a proxy statement with the SEC, to seek shareholder approval of this Agreement and the transactions contemplated hereby.

         (h) The Company must have delivered to Purchaser audited financial statements for the fiscal year ended June 30, 1997, including balance sheets and statements of income, cash flow, and changes in stockholders' equity for such period, prepared in accordance with GAAP applied on a consistent basis throughout such period, the results of which are not materially adverse as compared with the results reported in the Audited Financial Statements and the unaudited financial statements of the Company as of and for the nine-month period ended March 31, 1997.

         (i) The Company must have terminated all consulting, employment, or other agreements, contracts, or understandings between the Company and any person, including any agreement, whether written or oral, between the Company and Patrick J. Brennan, except that payments to, or on behalf of, Mr. Brennan may be phased out during the thirty (30) day period following the Closing Date as also provided in Section 6.06.

         5.02 Conditions to the Company's Obligations at Closing. The obligations of the Company to issue and sell the Shares and the other transactions contemplated by this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

         (a) Each of the representations and warranties of Purchaser contained in this Agreement must be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

         (b) Purchaser must have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and will have obtained all approvals, consents, and qualifications necessary to complete the purchase and sale of the Shares.

         (c) Each of the required items set forth in Section 2.02 must have been executed and delivered.

                                   ARTICLE VI
                                   COVENANTS

         6.01 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Closing, the Company, except as otherwise contemplated by this Agreement, will (a) not purchase any assets in excess of $10,000 or incur any liabilities in excess of $2,000 per month, except as provided in Schedule 6.01(a); (b) not take or permit any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Company in this

Agreement not to be true and correct; (c) not increase the compensation payable to or to become payable to any stockholder, director, or officer of the Company; (d) not declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (e) effect any reorganization or recapitalization; (f) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (g) not issue, deliver, award, grant, or sell, or authorize or propose the issuance, delivery, award, grant, or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges, or other encumbrances) of, any shares of any class of its capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants, or options to acquire any such shares or other securities; (h) not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any division thereof, or otherwise acquire or agree to acquire any assets of any other entity; (i) not adopt or propose to adopt any amendments to its Articles of Incorporation or bylaws or similar organizational documents; (j) incur any obligation for borrowed money indebtedness, whether or not evidenced by a note, bond, debenture, or similar instrument; and (k) take all reasonable steps to cause to be fulfilled the conditions precedent to Purchaser's obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of the Company.

         6.02 Access and Information. The Company has caused and will, until the Closing Date, continue to cause Purchaser to have reasonable access to the Company's directors, officers, employees, agents, assets, and properties and all relevant books, records, and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Purchaser such information, financial records, and other documents relating to the Company and its operations and business as Purchaser may reasonably request.

         6.03 Supplemental Disclosure. The Company will promptly supplement or amend each of the Schedules with respect to any matter that arises or is discovered after the date of this Agreement that, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Disclosure Schedule; provided that, for purposes of determining the rights and obligations of the parties under this Agreement (other than the obligations of the Company under this Section 6.03), any such supplemental or amended disclosure will not be deemed to have been disclosed to Purchaser unless Purchaser otherwise expressly consents in writing.

         6.04 Publicity. Purchaser and the Company will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement.

         6.05 Reservation of Common Stock. Prior to Closing, the Company will take all actions required by the laws of the Commonwealth of Pennsylvania and the Company's Articles of Incorporation and Bylaws to reserve 400,000 shares of the Company Common Stock to be issued at Purchaser's discretion to members of the Company's Board of Directors designated by Purchaser.

         Section 6.06 Termination of COBRA Coverage with U.S. Healthcare. Within thirty (30) days of Closing, the Company will take all steps required by applicable law to terminate its agreement with U.S. Healthcare for the provision of COBRA benefits to Company employees.

         Section 6.07 Delivery of Proxy. Simultaneous with the execution of this Agreement, the Company shall deliver the proxy from persons representing a majority of the issued and outstanding shares of Company Common Stock approving this Agreement and the transactions contemplated hereby, including the proposed change in Company operations by Purchaser.

         Section 6.08 Delivery of Information. Purchaser hereby covenants and agrees to provide such information as may be reasonably requested by the Company and as required by applicable law to enable the Company to fulfill its obligations as set forth in Section 5.01(g).

                                  ARTICLE VII
                                 MISCELLANEOUS

         7.01. Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of the Company and Purchaser; or (b) by either Purchaser, on the one hand, or the Company, on the other hand, if a condition to performance by the terminating party or parties under this Agreement has not been satisfied or waived prior to September 30, 1997. Notwithstanding the foregoing clause (b), (i) Purchaser may not terminate this Agreement if the event giving rise to its termination right results from Purchaser's willful failure to perform or observe any of its covenants or agreements set forth in this Agreement or if Purchaser is, at such time, in breach of this Agreement, and (ii) the Company may not terminate this Agreement if the event giving rise to its termination right results from the willful failure of the Company to perform or observe any of its covenants or agreements set forth in this Agreement or if the Company is, at such time, in breach of this Agreement. Upon termination of this Agreement pursuant to Section 7.01, this Agreement (except for Section 7.02, Section 7.04, and Section 7.10) will become void, there will be no liability on the part of the Purchaser, on the one hand, or the Company, on the other hand, to the other and all rights and obligations of each party to this Agreement will cease, except that nothing in this Agreement will relieve any party of any liability for any willful breach of such party's representations, warranties, covenants, or agreements contained in this Agreement.

         7.02 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy, or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 8.02):

                 If to Purchaser:

                          Michael J. Blumenfeld
                          13950 Semlac Drive
                          Farmers Branch, Texas  75234
                          Telecopy: (214) 739-1639

                 with a copy to:

                          Alan J. Bogdanow
                          Hughes & Luce, L.L.P.
                          1717 Main Street
                          Suite 2800
                          Dallas, Texas 75201
                          Telecopy:  (214) 939-5849

                 If to the Company:

                          DSSI Corporation
                          P.O. Box 1570
                          West Chester, Pennsylvania  19380
                          Attention: Patrick Brennan  .
                          Telecopy: (610) 696-3479
                 with a copy to:

                          Robert W. Berend
                          Wachtel & Masyr, LLP
                          110 E. 59th Street
                          New York, NY  10022
                          Telecopy: (212) 909-9455

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

         7.03 Survival of Representations and Warranties. All representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue for a period ending on the third anniversary of this Agreement. All statements contained in any schedule, certificate, or other writing delivered in connection with this Agreement or the transactions contemplated by this Agreement will constitute representations and warranties under this Agreement. Each party agrees that no other party to this Agreement will be under any duty, express or implied, to make any investigation of any representation or warranty made by any other party to this Agreement, and that no failure to so investigate will be considered negligent or unreasonable.

         7.04 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         7.05 Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

         7.06 No Brokers. Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement or the transactions contemplated by this Agreement, and agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         7.07 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties to this Agreement, all of which together will constitute one and the same instrument.

         7.08 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement will be assigned or delegated by the Company or Purchaser, without the prior written consent of the other party; provided, however, that Purchaser may assign its rights, but not the liabilities, arising under this Agreement to an affiliate of Purchaser without the prior written consent of the Company. This Agreement is not intended to confer any rights or benefits to any person or entity other than the parties to this Agreement.

         7.09 Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated by this Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

         7.10 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS-OF-LAW, RULE, OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.


         IN WITNESSES WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

                                         DSSI CORPORATION,
                                         a Pennsylvania corporation


                                         By:     /s/ Patrick J. Brennan
                                                 -----------------------------
                                         Name:   Patrick J. Brennan
                                         Title:  Vice President


                                         PURCHASER:


                                         /s/ Michael J. Blumenfeld
                                         -------------------------------------
                                         Michael J. Blumenfeld




                                         /s/ Adam L. Blumenfeld
                                         -------------------------------------
                                         Adam L. Blumenfeld

                             EXHIBITS AND SCHEDULES

Exhibits

Exhibit A         Legal Opinion of Counsel for the Company
Exhibit B         Secretary Certificate
Exhibit C         Closing Certificate


Schedules

Schedule 1.01     Allocation of Shares among Purchaser
Schedule 3.03(b)  Rights to Acquire Capital Stock of the Company
Schedule 3.12     Properties and Assets
Schedule 3.14(c)  Liabilities
Schedule 3.15(a)  Employees
Schedule 3.15(b)  Employee Benefits
Schedule 6.01(a)  Company Obligations in Excess of $2,000 per month

                                                                       EXHIBIT A


                                  [Letterhead]



Michael J. Blumenfeld
13950 Semlac Drive
Dallas, Texas  75234

Mr. Blumenfeld:

         We have acted as counsel for DSSI Corporation, a Pennsylvania corporation (the "Company"), in connection with the Stock Purchase Agreement (the "Agreement"), dated as of August 12, 1997, by and among Michael J. Blumenfeld ("Purchaser") and the Company. This opinion is given pursuant to
Section 2.03 of the Agreement. Unless otherwise indicated, all capitalized terms used in this opinion have the meanings assigned to them in the Agreement. In so acting, we have examined such certificates of the Company and the original or copies of other certificates, documents, records, and papers as we have deemed relevant and necessary in order to give the opinions set forth below. In this connection, we have assumed the genuineness of signatures on and the authenticity of all documents so examined and the conformity to original documents of all documents submitted to us as copies. We have also relied upon certificates of public officials and such other certifications with respect to the accuracy of factual matters contained therein, which were not independently established.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         2. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock of which 4,446,017 are issued and outstanding, and (ii) 2,000 shares of Class "A" Preferred Stock, $.01 par value per share, none of which are issued and outstanding. At Closing, in addition to the issuance and sale of the Shares to Purchaser, the Company will issue and sell 1,500,000 shares of Company Common Stock, at a purchase price of $.20 per share, to persons other than Purchaser. The Company has reserved 500,000 shares of Company Common Stock for issuance under the Company's 1994 Stock Option Plan under which options to purchase 345,000 shares are outstanding.
The Company has issued and outstanding warrants to purchase an aggregate of 408,998 shares of Company Common Stock. Except for shares reserved for issuance under the 1994 Stock Option Plan and for the outstanding warrants, no other shares of capital stock of the Company are reserved for any purpose.
Each of the outstanding shares of capital stock of the Company is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights.

         3. The Company has all requisite power and authority to execute and deliver the Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are required to authorize the transactions contemplated thereby. The Agreement constitutes a legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by
(a) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

         4. The execution, delivery, and performance of the Agreement, and the consummation by the Company of the transactions contemplated thereby, do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of the Company; (ii) constitute a violation of any provision of any federal, state, local, or foreign law binding upon or applicable to the Company; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under, or result in the creation or imposition of any lien, claim, or encumbrance on any assets of the Company under, any contract to which the Company is a party or any permit, license, or similar right relating to the Company or by which the Company may be bound or affected.

         5. There is no claim, action, suit, litigation, proceeding, arbitration, or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to our knowledge, threatened against the Company or any properties or rights of the Company, or relating to the Agreement or the transactions contemplated by the Agreement, and the Company is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or continuing investigation by, any governmental entity, or any judgment, order, writ, injunction, decree, or award of any governmental entity or arbitrator.

         As used in this opinion, the phrases "to our knowledge" and words of similar import refer to the conscious awareness of facts or other information, without inquiry of persons or review of documents or any other form of investigation (other than obtaining information and representations contained in certificates of officers or representatives of the Company), by the lawyers in our firm who have had active involvement in representing the Company in connection with the Agreement.

         This opinion is expressly limited to matters involving the laws of the Commonwealth of Pennsylvania and the laws of the United States. To the extent that the laws of any other jurisdiction govern other matters covered by this opinion (other than matters governed by the laws of the Commonwealth of Pennsylvania or the laws of the United States), we have assumed that the laws of any such other jurisdiction are identical to the laws of the Commonwealth of Pennsylvania.

         We note that no member of this firm is admitted to practice in the Commonwealth of Pennsylvania and that, to the extent deemed necessary, we consulted with counsel admitted to practice in the Commonwealth of Pennsylvania.

         This letter is furnished by us to you as counsel for the Company, is rendered solely for your benefit in connection with the Agreement and may not be relied upon for any other purpose nor by any person other than you, without the express written permission of this firm.

                               Very truly yours,

                                                                       EXHIBIT B

                            CERTIFICATE OF SECRETARY
                                       OF
                                DSSI CORPORATION


         The undersigned, being the duly elected and qualified Secretary of DSSI Corporation, a Pennsylvania corporation (the "Company"), hereby certifies, on behalf of the Company, pursuant to Section 2.03 of the Stock Purchase Agreement, dated August 12, 1997 (the "Agreement"), by and between Michael J. Blumenfeld and the Company, that:

                 1. Attached as Exhibit A is a true, correct, and complete copy of the Articles of Incorporation and bylaws of the Company, and such articles and bylaws are in full force and effect on the date of this Certificate. No action has been taken for the purpose of amending or modifying any of such bylaws.

                 2. Attached as Exhibit B are true, correct, and complete copies of resolutions duly adopted by unanimous written consent of the Board of Directors of the Company relating to the Agreement. Such resolutions are the only resolutions relating to the Agreement, and they have not been amended, modified, or rescinded since their adoption and are still in full force and effect as of the date of this Certificate.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Secretary on behalf of the Company as of ____________, 1997.

                                        DSSI CORPORATION,
                                        a Pennsylvania corporation


                                        By:
                                           -----------------------------------

                                        Name: Patrick J. Brennan

                                                                       EXHIBIT C

                                DSSI CORPORATION

                              CLOSING CERTIFICATE


         The undersigned hereby certifies on behalf of DSSI Corporation, a Pennsylvania corporation (the "Company"), pursuant to Section 2.03 of the Stock Purchase Agreement, dated August 12, 1997 (the "Agreement"), by and between Michael J. Blumenfeld and the Company, that:

                 1. All representations and warranties of the Company contained in the Agreement are true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

                 2. The Company has performed and complied with all the covenants and agreements and satisfied the conditions required by the Agreement to be performed, complied with, or satisfied by them at or prior to the Closing.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________, 1997.

                                        DSSI CORPORATION,
                                        a Pennsylvania corporation


                                        By:
                                           -----------------------------------
                                        Title:
                                              --------------------------------

                                                                     EXHIBIT 2.1




                                  ADDENDUM TO

                            STOCK PURCHASE AGREEMENT


         This Addendum is hereby incorporated into and made a part of the Stock Purchase Agreement dated August 18, 1997 between Michael J. Blumenfeld, Abe Blumenfeld, Adam Blumenfeld, and DSSI Corporation. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Stock Purchase Agreement.

         The Company and Purchaser hereby agree that any and all assets owned by Collegiate Pacific Inc. f/k/a Nitro Sports Inc. ("Collegiate Pacific") and acquired by Purchaser on behalf of Collegiate Pacific after April 1, 1997 will be purchased by the Company promptly after the Closing at cost. Promptly after Closing, Purchaser shall submit an itemized statement (the "Statement") of such assets detailing the cost of such items to the Board of Directors of the Company who shall meet within five (5) business days of the Company's receipt of the Statement for the purpose of reviewing the assets and their value for purchase. The Company and Purchaser shall use reasonable good faith efforts to resolve any disputes regarding the value of any such assets. If such costs are undisputed, the Board of Directors shall approve the purchase and payment of such assets, which shall occur within three (3) business days of such Board approval. Payment for the assets as set forth in the Statement shall be in immediately available funds to an account designated in writing by Purchaser to the Company.

Agreed and accepted:
--------------------


/s/ Michael J. Blumenfeld
------------------------------
Michael J. Blumenfeld


/s/ Adam Blumenfeld
------------------------------
Adam Blumenfeld

DSSI CORPORATION



By: /s/ Patrick J. Brennan
   ---------------------------
Title: Vice President